Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S‑8 No. 333‑190326) pertaining to the 2003 Equity Incentive Plan and the 2013 Stock Option and Incentive Plan of Control4 Corporation,
(2)	Registration Statements (Form S-8 Nos. 333-197836 and 333-215986) pertaining to the 2013 Stock Option and Incentive Plan of Control4 Corporation, and
(3)	Registration Statement (Form S-8 No. 333-215987) pertaining to the 401(k) Plan of Control4 Corporation;

of our report dated February 15, 2017, with respect to the consolidated financial statements of Control4 Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Salt Lake City, Utah

February 15, 2017